Luby's Reports First Quarter Fiscal 2011 Results

~ Same Store Sales Rise 5.5% ~

HOUSTON, Dec. 16, 2010 /PRNewswire-FirstCall/ -- Luby's, Inc. (NYSE: LUB) ("Luby's") today announced its unaudited financial results for the first quarter fiscal 2011, a twelve-week period, which ended on November 17, 2010.

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First Quarter Review

  Restaurant sales were $70.3 million, an increase of $21.3 million compared to the same quarter last year. During the quarter, same store sales from the 96 Luby’s Cafeterias restaurants rose 5.5%. Robust growth in customer traffic drove the uptick in same store sales, offset by an approximate 6.0% decline in average customer spending, resulting from lower menu prices and increased promotional activity.  The company-owned Fuddruckers locations added approximately $19.2 million to restaurant sales.

Table 1: Same Store Sales by Quarter
	Q1	Q2	Q3	Q4	YTD
FY2011 Same-Store Sales (96 stores):	5.5%				5.5%
FY2010 Same-Store Sales (95 or 96 stores):	(13.3%)*	(12.5%)*	(4.8%)*	(0.5%)*	(7.4%)

* 95 stores in Q1FY10 and Q2 FY10; 96 Stores in Q3FY10 and Q4FY10

Note: Fuddruckers locations will not meet the Company's same store sales definition until after 18 consecutive accounting periods; thus are not included in the results reported above.

Table 2: Restaurant Sales (In thousands)
Restaurant Sales	Q1 2011 12 weeks Ending 11/17/2010	Q1 2010 12 weeks Ending 11/18/2009	Variance	%
Luby's Cafeterias (96 stores)	$ 51,103	$ 48,426	$ 2,677	5.5%(2)
Previously Closed (1)		602	(602)
Luby's Concept	51,103	49,028	2,075	4.2%

Fuddruckers and Koo Koo Roo	19,187	—	19,187

Restaurant Sales	$ 70,290	$ 49,028	$ 21,262	43.4%

(1)  Stores not included in 2010 Business Plan and reported in continuing operations.

(2)  Same store sales include only the sales from units operated by the Company for at least 18 months.  No sales from Fuddruckers are currently included in same store sales.

  Revenue from Culinary Contract Services rose 1.2% to $3.3 million in the first quarter fiscal 2011 compared to the same fiscal quarter last year. Culinary Contract Services operated 18 facilities as of November 17, 2010 versus 15 facilities at the end of the first fiscal quarter last year.
  Store level profit, defined as restaurant sales less food costs, payroll and related costs, and other operating expenses, was $6.2 million in the first quarter of fiscal 2011, or 8.8% of restaurant sales, compared to $5.0 million in the first quarter of fiscal 2010, or 10.1% of restaurant sales. The store level profit as a percentage of sales declined due to higher food and occupancy costs, partially offset by lower labor and advertising expenses.
  The Company’s top priorities in the first quarter were to drive increased cafeteria customer traffic and to begin implementing enhanced operating procedures at Fuddruckers.  Achieving these priorities resulted in lower restaurant operating margins as well as some one time expenditures, in-line with our expectations.  These steps were taken to enhance the long-term value of the brands, but resulted in lower restaurant operating margins in the short term and contributed to the loss from continuing operations in the first quarter.
  In the first quarter fiscal 2011, Luby’s reported a $2.1 million loss from continuing operations, or $0.07 per share, compared to a loss of $3.0 million in the same quarter last year, or $0.11 per share.  Income from operations in the first quarter fiscal 2011 included $0.3 million in after-tax expenses associated with professional fees related to the integration of Fuddruckers.  Last year’s results included (1) a $0.2 million after-tax non-cash asset impairment charge, and (2) a non-cash charge of $0.1 million related to a valuation allowance established on the Company’s deferred tax assets, and (3) a $0.3 million after-tax decrease in the fair market value of investments and (4) $0.2 million in after-tax expenses related to a pending legal claim.  The table below outlines the special items included in this year’s and last year’s results.

Table 3: Reconciliation of loss from continuing operations, to loss from continuing operations, before special items (1):
	Q1 FY11		Q1 FY10
Item	Amount ($000s)	Per Share ($)	Amount ($000s)	Per Share ($)
Loss from Continuing Operations	$ (2,100)	$ (0.07)	$ (3,026)	$ (0.11)
Asset charges, net	5	0.00	209	0.01
Tax valuation allowance increase			69	0.00
Decrease in fair market value of Investments			303	0.01
Prior year pending legal claim expenses			155	0.01
Fuddruckers legal and professional fees	305	(0.01)
Loss from Continuing Operations, before special items	$ (1,790)	$ (0.06)	$ (2,290)	$ (0.08)

(1) The Company believes excluding special items from its financial results provides investors with a clearer perspective of the Company’s ongoing operating performance and a more relevant comparison to prior period.  This information should be considered in addition to the results presented in accordance with GAAP, and should not be considered a substitute for the GAAP results. The Company has reconciled the non-GAAP financial information included in this release to the nearest GAAP measure in context.

Chris Pappas, President and CEO, made the following remarks: “Our improved same store sales results were driven by our store level management’s focus on local marketing initiatives, which included increased limited time offers and Kids Meals priced at $2.99. During the first fiscal quarter, we added seventeen locations serving our $4.99 All You Can Eat Breakfast on the weekends, ending the quarter with sixty-five locations, up from forty-eight at the end of our 2010 fiscal year."

“We made substantial progress integrating the Fuddruckers acquisition during the first fiscal quarter. One of our first steps was increasing the restaurant management staff, allowing them to focus their efforts on the enhanced operating systems we are in the process of rolling out. With the full participation of our Fuddruckers team, we are focusing on finding opportunities to offer our customers the highest level of service and the best quality food. We also invested in repairs and maintenance, and upgrading equipment. The integration process has gone smoothly and we would like to thank our dedicated team for their hard work.  We believe the steps we are taking at Fuddruckers will enhance the customer experience, the brand, and will lead to future growth.”

In concluding his remarks, Pappas said, “In order to complete the acquisition of Fuddruckers, we borrowed $51.3 million. We are happy to report that in just four months we have repaid $11.8 million, of which $2.0 million was paid down in the first fiscal quarter of 2011. We ended the fiscal first quarter with shareholder equity of $159.3 million, $39.5 million in debt, $1.8 million in cash and $9.7 million in availability under our credit facility.”

Operating Expense Review

Food costs rose approximately $7.7 million in the first quarter fiscal 2011 compared to the same quarter last year, due primarily to an increase in sales volume as a result of the Fuddruckers acquisition. Food costs as a percentage of restaurant sales rose to 29.7% in the first quarter fiscal 2011 from 26.9% in the comparable quarter last year due to lower menu prices, increased promotional activity and limited time offers at the Luby’s brand restaurants and higher overall food commodity costs.

Payroll and related costs in the first quarter fiscal 2011 rose $6.3 million to $25.0 million versus last year’s first quarter results. As a percentage of restaurant sales, payroll and related costs declined to 35.6% in the first quarter fiscal 2011 from 38.3% in the same quarter last year, primarily due to improved deployment of crew labor and field management, as well as lower restaurant labor costs as a percentage of sales at our Fuddruckers units.

Other operating expenses primarily include restaurant-related expenses for utilities, repairs and maintenance, advertising, insurance, supplies, services, and occupancy costs. Other operating expenses rose by approximately $6.1 million compared to the same quarter last year, due to the Fuddruckers acquisition.  As a percentage of restaurant sales, other operating expenses rose to 25.9% compared to 24.7% in the same quarter last year, primarily due to higher occupancy costs associated with the leased Fuddruckers locations, increased supply costs, and repairs and maintenance related to improvements in systems and processes at our Fuddruckers units, offset by lower utility costs and advertising expenses.

Depreciation and amortization expense rose approximately $0.6 million in the first quarter fiscal 2011 compared to the same quarter last year, due to the additional assets associated with Fuddruckers.

General and administrative expenses include corporate salaries and benefits-related costs, including restaurant area leaders, share-based compensation, professional fees, travel and recruiting expenses and other office expenses.  General and administrative expenses rose by approximately $1.0 million in the first quarter of fiscal 2011 compared to the same quarter last year due to additional overhead associated with Fuddruckers.  Included in the first quarter of fiscal year 2011 are approximately $0.5 million in professional fees and expenses related to the integration of Fuddruckers.

Outlook

Although the Company believes the economy is showing signs of improvement, it remains cautious as do its customers. It hopes to gain further visibility in 2011.  As we have reiterated before, the Company’s Fiscal Year 2011 profitability is contingent on same store sales growth as well as effectively managing our expenses. Fuddruckers is expected to be accretive to Luby’s overall profitability.

Conference Call

The Company will host a conference call tomorrow, December 17, 2010, at 10:00 a.m., Central Time, to discuss further its 2011 fiscal first quarter results. To access the call live, dial (480) 629-9723 and ask for the Luby’s conference call at least 10 minutes prior to the start time, or listen live over the Internet by visiting the events page in the investor relations section of www.lubys.com.  For those who cannot listen to the live call, a telephonic replay will be available through December 24, 2010 and may be accessed by calling (303) 590-3030 and using the pass code 4390943#. Also, an archive of the webcast will be available after the call for a period of 90 days on the "Investors" section of the Company's website.

About Luby’s

Luby's, Inc. operates restaurants under the brands Luby’s Cafeterias, Fuddruckers and Koo Koo Roo.  Its 96 Luby’s Cafeterias restaurants are located throughout Texas and other states.  Its Fuddruckers restaurants include 56 company-operated locations and 130 franchises across the United States (including Puerto Rico) and Canada.  Its Koo Koo Roo restaurants include three locations in southern California. Luby's Culinary Services provides food service management to 19 sites consisting of healthcare, higher education and corporate dining locations.

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements contained in this press release, other than statements of historical fact, are “forward-looking statements” for purposes of these provisions, including the statements under the caption “Outlook” and any other statements regarding scheduled closures of units, sales of assets, expected proceeds from the sale of assets, expected levels of capital expenditures, anticipated financial results in future periods and expectations of industry conditions.

The Company cautions readers that various factors could cause its actual financial and operational results to differ materially from those indicated by forward-looking statements made from time to time in news releases, reports, proxy statements, registration statements, and other written communications, as well as oral statements made from time to time by representatives of the Company.  The following factors, as well as any other cautionary language included in this press release, provide examples of risks, uncertainties and events that may cause the Company's actual results to differ materially from the expectations the Company describes in its “forward-looking statements”: general business and economic conditions; the impact of competition; our operating initiatives; fluctuations in the costs of commodities, including beef, poultry, seafood, dairy, cheese and produce; increases in utility costs, including the costs of natural gas and other energy supplies; changes in the availability and cost of labor; the seasonality of the Company’s business; changes in governmental regulations, including changes in minimum wages; the effects of inflation; the availability of credit; unfavorable publicity relating to operations, including publicity concerning food quality, illness or other health concerns or labor relations; the continued service of key management personnel; and other risks and uncertainties disclosed in the Company’s annual reports on Form 10-K and quarterly reports on Form 10-Q.

For additional information contact:
DRG&L / 713-529-6600
Ken Dennard / Sheila Stuewe
Investor Relations

Consolidated Statements of Operations (In thousands except per share data)

	Quarter Ended
	November 17, 2010	November 18, 2009
	(12 weeks)	(12 weeks)
SALES:
Restaurant sales	$ 70,290	$ 49,028
Culinary contract services	3,332	3,292
Franchise revenue	1,501	—
Vending revenue	153	—
TOTAL SALES	75,276	52,320
COSTS AND EXPENSES:
Cost of food	20,860	13,185
Payroll and related costs	25,043	18,769
Other operating expenses	18,196	12,118
Opening costs	105	31
Cost of culinary contract services	2,985	2,927
Depreciation and amortization	4,197	3,554
General and administrative expenses	6,513	5,482
Net loss (gain) on disposition of property and equipment	7	317
Total costs and expenses	77,906	56,383

LOSS FROM OPERATIONS	(2,630)	(4,063)
Interest income	2	9
Interest expense	(618)	(128)
Impairment charge for decrease in fair value of investments	—	(459)
Other income, net	241	198

Loss before income taxes and discontinued operations	(3,005)	(4,443)
Benefit for income taxes	(905)	(1,417)

Loss from continuing operations	(2,100)	(3,026)
Loss from discontinued operations, net of income taxes	(188)	(691)
NET LOSS	$ (2,288)	$ (3,717)

Loss per share from continuing operations:
Basic	$ (0.07)	$ (0.11)
Assuming dilution	(0.07)	(0.11)

Loss per share from discontinued operations:
Basic	$ (0.01)	$ (0.02)
Assuming dilution	(0.01)	(0.02)

Net loss per share:
Basic	$ (0.08)	$ (0.13)
Assuming dilution	(0.08)	(0.13)

Weighted average shares outstanding:
Basic	28,164	28,111
Assuming dilution	28,164	28,111

As a result of the Company's Cash Flow Improvement and Capital Redeployment Plan ("2010 Business Plan") announced on October 15, 2009, which contemplated the closure of 25 underperforming stores, the entire fiscal activity of those stores actually closed and not redeployed for other uses has been reclassified in discontinued operations for current and prior periods.

The following table contains information derived from the Company's Consolidated Statements of Operations expressed as a percentage of sales. Percentages may not add due to rounding.
	Quarter Ended
	November 17,	November 18,
	2010	2009
	(12 weeks)	(12 weeks)

Restaurant sales	93.4%	93.7%
Culinary contract services	4.4%	6.3%
Franchise revenue	2.0%	-%
Vending revenue	0.2%	-%
TOTAL SALES	100.0%	100.0%

COSTS AND EXPENSES:
(As a percentage of restaurant sales)
Cost of food	29.7%	26.9%
Payroll and related costs	35.6%	38.3%
Other operating expenses	25.9%	24.7%
Store level profit	8.8%	10.1%

(As a percentage of total sales)
General and administrative expenses	8.7%	10.5%
LOSS FROM OPERATIONS	(3.5)%	(7.8)%

Consolidated Balance Sheets (In thousands)

	November 17, 2010	August 25, 2010
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$1,789	$2,300
Trade accounts and other receivables, net	2,699	2,213
Food and supply inventories	4,298	3,097
Prepaid expenses	1,216	1,041
Assets related to discontinued operations	192	78
Deferred income taxes	793	431
Total current assets	10,987	9,160
Property held for sale	1,828	1,828
Assets related to discontinued operations	16,573	18,419
Property and equipment, net	169,785	172,040
Intangible assets, net	28,969	29,292
Goodwill	195	195
Deferred incomes taxes	10,853	9,672
Other assets	1,840	1,737
Total assets	$241,030	$242,343

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$14,041	$12,514
Liabilities related to discontinued operations	898	924
Credit facility debt	39,500	-
Accrued expenses and other liabilities	20,525	19,007
Total current liabilities	74,964	32,445
Credit facility debt	-	41,500
Liabilities related to discontinued operations	815	940
Other liabilities	5,926	6,097
Total liabilities	81,705	80,982

Commitments and Contingencies
SHAREHOLDERS' EQUITY
Common stock, $0.32 par value; 100,000,000 shares authorized; shares issued were 28,574,614 and 28,564,024, respectively; shares outstanding were 28,074,614 and 28,064,024, respectively	9,144	9,140
Paid-in capital	23,337	23,089
Retained earnings	131,619	133,907
Less cost of treasury stock, 500,000 shares	(4,775)	(4,775)
Total shareholders' equity	159,325	161,361
Total liabilities and shareholders' equity	$241,030	$242,343

Consolidated Statements of Cash Flows (In thousands)

	Quarter ended
	November 17, 2010	November 18, 2009
	(12 weeks)	(12 weeks)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,288)	$(3,717)
Adjustments to reconcile net loss to net cash provided by operating activities:
Provision for asset impairments, net of gains/losses on property sales	(43)	(862)
Depreciation and amortization	4,197	3,799
Impairment charge for decrease in fair value of investments	-	459
Amortization of debt issuance cost	209	67
Non-cash compensation expense	57	63
Share-based compensation expense	189	242
Tax benefit on stock options	(2)	-
Deferred tax benefit	(1,177)	(1,899)

Cash provided by (used in) operating activities before changes in operating assets and liabilities	1,142	(1,848)
Changes in operating assets and liabilities:
Increase in trade accounts and other receivables, net	(486)	(64)
Increase in food and supply inventories	(1,201)	(461)
Increase in prepaid expenses and other assets	(275)	(142)
(Decrease) increase in accounts payable, accrued expenses and other liabilities	2,886	(1,434)
Net cash provided by (used in) operating activities	2,066	(3,949)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from redemption or maturity of investments	-	1,364
Proceeds from disposal of assets and property held for sale	1,308	3,016
Purchases of property and equipment	(1,669)	(933)
Net cash provided by (used in) investing activities	(361)	3,447

CASH FLOWS FROM FINANCING ACTIVITIES:
Credit facility borrowings	17,300	16,400
Credit facility repayments	(19,300)	(15,800)
Debt issuance costs	(220)	-
Proceeds received on the exercise of nonemployee stock options	4	-
Net cash provided by (used in) financing activities	(2,216)	600
Net increase (decrease) in cash and cash equivalents	(511)	98
Cash and cash equivalents at beginning of period	2,300	882
Cash and cash equivalents at end of period	$1,789	$980

Cash paid for:
Income taxes	$-	$-
Interest	503	34

CONTACT:  Investor Relations, Ken Dennard, or Sheila Stuewe, both of DRG&L, +1-713-529-6600, for Luby's, Inc.